Exhibit 99.1

NEWS RELEASE

DATE:	May 20, 2009 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

Second Quarter Dividend Declared

MainSource Financial Group — NASDAQ, MSFG

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, announced today that on May 18, 2009, the Board of Directors of MainSource Financial Group declared a dividend of $0.05 per share payable on June 15, 2009, to shareholders of record as of June 5, 2009.

Mr. Brown stated, “The decision to reduce the dividend was a difficult one.  We have a long and proud history of paying and increasing dividends and understand how important the dividend is to our shareholders.  However, our Board of Directors believes it is important to maintain a very strong capital position during this challenging economic period.  We are in one of the most difficult periods in our industry and the impact of the severe recession is being felt by consumers and businesses alike.  Given our recent operating results, our current level of earnings does not support maintaining the dividend at the amount paid in 2008 and the first quarter of 2009.  In addition, we are concerned about the continued recession and the impact it is having on our credit costs.  As the economic cycle improves and our earnings rebound to normal levels, we are committed to increasing the dividend accordingly and prudently.  On a quarterly basis, the board will continue to review our dividend payout to ensure it is consistent with our capital plan and earnings.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 69 offices in 32 Indiana counties, 6 offices in 3 Illinois counties, 4 offices in 3 Kentucky counties, and 6 offices in 2 Ohio counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.